Exhibit 3.1

CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS OF

SERIES B PREFERRED STOCK

of

Algorhythm Holdings, Inc.,

a Delaware corporation

Pursuant to Section 151 of the Delaware General Corporation Law

The undersigned, Gary Atkinson, hereby certifies that:

1. He is the Chief Executive Officer of Algorhythm Holdings, Inc., a Delaware corporation (“Corporation”).

2. A resolution was adopted and approved by the Board of Directors of the Corporation at a meeting duly held on September 10, 2026 authorizing and approving the Certificate of Designation of Preferences and Rights of Series B Preferred Stock (this “Certificate”) of the Corporation set forth below.

3. No shares of Series B Preferred Stock have been issued as of the date hereof.

IN WITNESS WHEREOF, the undersigned does hereby execute this Certificate and does hereby acknowledge that this instrument constitutes his act and deed and that the facts stated herein are true.

Algorhythm Holdings, Inc.

By:	/s/ Gary Atkinson
Name:	Gary Atkinson
Title:	Chief Executive Officer
Dated:	September 11, 2026

CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS OF

SERIES B PREFERRED STOCK

of

Algorhythm Holdings, Inc.,

a Delaware corporation

The Chief Executive Officer of Algorhythm Holdings, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify that, pursuant to the authority contained in the Corporation’s Certificate of Incorporation (“Certificate”) and pursuant to Section 151 of the Delaware General Corporation Law, and in accordance with the provisions of the resolution creating a series of the class of the Corporation’s authorized preferred stock designated as the Series B Preferred Stock as follows:

FIRST: The Certificate authorizes the issuance by the Corporation of 800,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value of $1.00 per share (“Preferred Stock”), and further, authorizes the Board of Directors (“Board”) of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series into one or more series and to designate the rights, preferences and limitations of each series.

SECOND: At a duly held meeting of the Board on September 10, 2026, the Board designated 100,000 shares of the Preferred Stock as Series B Preferred Stock pursuant to a resolution providing that a series of preferred stock of the Corporation be and hereby is created and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such Series B Preferred Stock, and the qualifications, limitations and restrictions thereof, are as follows:

SERIES B PREFERRED STOCK

Section 1. Definitions. Capitalized terms used but not otherwise defined herein shall have meanings set forth in Section 11 below.

Section 2. Powers and Rights of Series B Preferred Stock. There is hereby designated a class of Preferred Stock of the Corporation as Series B Preferred Stock, par value $1.00 per share (the “Series B Stock”). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions of the Series B Stock shall be as set forth in this Certificate of Designation of Preferences and Rights of Series B Preferred Stock (this “Certificate of Designation”). For purposes hereof, a holder of a share or shares of Series B Stock, with respect to their rights as related to the Series B Stock, shall be referred to as a “Series B Holder.”

Section 3. Number and Stated Value. The number of authorized shares of Series B Stock is 100,000 shares. Each share of Series B Stock shall have a stated value of $1,000.00 (the “Stated Value”).

Section 4. Ranking. All shares of Series B Stock shall be: (i) senior in rank to the Common Stock and any other class or series of Preferred Stock of the Corporation, whether now existing or hereafter created, other than the Series A Preferred Stock of the Corporation (the “Series A Stock”); and (ii) junior in rank to the Series A Stock, in each case with respect to dividends, distributions and payments upon the liquidation, dissolution or winding up of the Corporation.

Section 5. Dividends. The Series B Stock shall not participate in any dividends, distributions or payments made to the holders of the shares of Common Stock unless and until such time as the shares of Series B Stock are converted into shares of Common Stock in accordance with the terms of Section 8 below.

Section 6. Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of any amounts payable to the holders of the Series A Stock in connection therewith, each share of Series B Stock shall be entitled to be paid an amount per share of Series B Stock equal to the Stated Value (the “Series B Preferred Liquidation Amount”) out of the assets of the Corporation available for distribution to its shareholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof. If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the Series B Preferred Liquidation Amount, the Series B Holders shall share ratably in any distribution of the assets available for distribution in proportion to the number of shares of Series B Stock then held by them. Following the payment of the Series B Preferred Liquidation Amount, if there are any remaining assets of the Corporation available for distribution to its shareholders, the Series B Holders shall not participate in any such distribution.

Section 7. No Redemption. The Series B Stock shall not be redeemable by the Corporation. Additionally, notwithstanding anything in this Certificate of Designation to the contrary, the Series B Stock shall not be redeemable at the option of any Series B Holder, and no Series B Holder shall have any right, under any circumstance or upon the occurrence of any event, to require, demand or compel the Corporation to redeem, repurchase or otherwise acquire any shares of Series B Stock, or to otherwise require the Corporation to transfer cash or other assets in respect of the Series B Stock.

Section 8. Conversion.

(a)	Conversion Right. Subject to the terms of Section 8(b) below, each holder of Series B Stock shall have the right, at any time and from time to time, to convert all or any portion of such holder’s shares of Series B Stock into shares of Common Stock at the Conversion Rate.

(b)	Stockholder Approval Required. Notwithstanding the terms of Section 8(a), no shares of Series B Stock shall be convertible into shares of Common Stock, and no Series B Holder shall have the right to convert any shares of Series B Stock into shares of Common Stock, unless and until Stockholder Approval (as defined below) has been obtained. Any attempt to convert shares of Series B Stock into shares of Common Stock prior to the time Stockholder Approval has been obtained shall be null and void ab initio, and of no force or effect.

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(c)	Conversion Rate. Each share of Series B Stock shall be convertible into that number of shares of Common Stock equal to the Stated Value divided by the Conversion Price (the “Conversion Rate”). The “Conversion Price” shall be $0.2359 per share of Common Stock.

(d)	Mechanics of Conversion. To convert shares of Series B Stock into shares of Common Stock, a Series B Holder shall deliver to the Corporation a written notice of conversion specifying the number of shares of Series B Stock to be converted. Upon receipt of a valid conversion notice, in the form attached hereto as Exhibit A, from a Series B Holder following receipt of Stockholder Approval, the Corporation shall, as promptly as practicable and in any event within three (3) Trading Days, issue and deliver to such holder the number of shares of Common Stock issuable upon such conversion.

(e)	Reservation of Shares. The Corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock, a sufficient number of shares of Common Stock to complete the conversion of all outstanding shares of Series B Stock into shares of Common Stock.

(f)	Adjustment Upon Dividend, Distribution, Subdivision, or Combination of Common Stock. If the Corporation shall, at any time or from time to time after the issuance of any shares of Series B Stock: (i) pay a dividend or make any other distribution payable in shares of Common Stock; (ii) subdivide (by stock split, recapitalization, or otherwise) its outstanding shares of Common Stock into a greater number of shares; or (iii) combine (by combination, reverse stock split, or otherwise) its outstanding shares of Common Stock into a lesser number of shares, the Conversion Price in effect immediately prior to any such dividend, distribution, subdivision, or combination shall be proportionately adjusted, and the number of shares of Common Stock issuable upon conversion of each share of Series B Stock shall be proportionately adjusted. Any adjustment under this Section 8(f) shall become effective at the close of business on the date the dividend, distribution, subdivision, or combination becomes effective.

(g)	Adjustment upon Reorganization, Reclassification, Consolidation, Merger, or Sale of Assets. In the event of any: (i) capital reorganization of the Corporation; (ii) reclassification of the Common Stock (other than a change in par value or as a result of a stock dividend, distribution, subdivision, or combination of shares described in Section 8(f)); (iii) consolidation or merger of the Corporation with or into another Person, or (iv) sale of all or substantially all of the Corporation’s assets to another Person, in each case that entitles the holders of Common Stock to receive stock, securities, or assets with respect to or in exchange for Common Stock, each share of Series B Stock shall, immediately after such transaction, continue to remain outstanding and shall thereafter be convertible into the kind and number of shares of stock and other securities and assets of the Corporation or of the successor Person resulting from such transaction to which such share of Series B Stock would have been entitled to receive upon the completion of such transaction had such share of Series B Stock been converted into shares of Common Stock immediately prior to the completion of such transaction. The Corporation shall not effect any such transaction unless, prior to the consummation thereof, the successor Person (if other than the Corporation) agrees to assume, by written instrument, the obligation to deliver to the Series B Holders, upon conversion of their shares of Series B Stock, such shares of stock, securities, or assets that such holders would have been entitled to receive had the shares of Series B Stock had been converted into shares of Common Stock immediately prior to such transaction.

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(h)	Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Stock. In lieu of any fractional share to which a Series B Holder would otherwise be entitled, the Corporation shall, at its election, either: (i) pay a cash adjustment to the Series B Holder in respect of such fractional share in an amount equal to such fraction multiplied by the Conversion Price; or (ii) round up the number of shares of Common Stock otherwise receivable by the Series B Holder to the next whole share of Common Stock.

(i)	Notice of Adjustments. Upon any adjustment of the Conversion Price or the number of shares of Common Stock issuable upon conversion of the Series B Stock pursuant to this Section 8, the Corporation shall, as promptly as reasonably practicable and in any event within ten (10) Trading Days thereafter, furnish to each holder of Series B Stock a certificate of an executive officer of the Corporation setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

Section 9. Voting Rights.

(a)	Until such time as Stockholder Approval has been obtained, the Series B Stock shall not be entitled to vote on any matter submitted to the holders of Common Stock for a vote, except as otherwise required by the Delaware General Corporation Law, other applicable law or as provided in this Certificate of Designation. Immediately after receipt of Stockholder Approval, the Series B Stock shall have the voting rights set forth in Section 9(b).

(b)	The Corporation may not, and shall not, amend or repeal this Certificate of Designation without the prior written consent of the Required Holders. In such event, each Series B Holder shall have one vote in respect of each share of Series B Stock held by such holder of record on the books of the Corporation. The Series B Holders shall vote separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or special meeting of such Series B Holders. Any such amendment or repeal of this Certificate of Designation that is effectuated without such vote or consent shall be null and void ab initio, and of no force or effect.

(c)	Notwithstanding anything in this Certificate of Designation to the contrary, in no event shall any amendment to this Certificate of Designation provide the holders of Series B Stock with rights or preferences as to dividends, distributions and payments upon the liquidation, dissolution or winding up of the Corporation that are senior or pari passu to those of the Series A Stock. Any amendment that provides the holders of Series B Stock with rights or preferences as to dividends, distributions and payments upon the liquidation, dissolution or winding up of the Corporation that are senior or pari passu to those of the Series A Stock shall be null and void ab initio, and of no force or effect.

Section 10. Reissuance. Any shares of Series B Stock converted by the Corporation shall be automatically cancelled and retired and shall not be reissued, sold, or transferred.

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Section 11. Definitions. In addition to the terms defined elsewhere in this Certificate of Designation, the following terms, as used herein, have the following meanings:

(a)	“Person” means any individual, corporation, limited liability company, partnership, association, trust, or other entity or organization.

(b)	“Required Holders” means the holders of a majority of the shares of Series B Stock then issued and outstanding.

(c)	“Stockholder Approval” means all such approvals as may be required by the applicable rules of The Nasdaq Stock Market, national securities exchange or other electronic trading system on which the Common Stock is then listed for trading or under applicable law from the stockholders of the Corporation with respect to the transactions pursuant to which the obligation to issue the shares of Series B Stock relate, the issuance of the Series B Stock, and the right of the Series B Holders to convert the Series B Stock into shares of Common Stock as provided in this Certificate of Designation.

(d)	“Trading Day” means any day on which The Nasdaq Stock Market, national securities exchange or other electronic trading system on which the Common Stock is then listed for trading, is open for trading.

Section 12. Miscellaneous.

(a)	Legend. Any certificates representing the Series B Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR HAVE THEY BEEN REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS THEY HAVE BEEN QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS THAT ARE SET IN THAT CERTAIN CERTIFICATE OF DESIGNATION OF PREFERENCES AND RIGHTS OF SERIES B PREFERRED STOCK DATED SEPTEMBER 11, 2026.

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(b)	Uncertificated Shares; Lost or Mutilated Certificates. The shares of Series B Stock shall be issued to each Series B Holder in uncertificated (book entry) form by the stock transfer agent of the Corporation unless a Series B Holder requests that such Series B Stock be issued to such Series B Holder in certificated form. If any certificate for the Series B Stock held by the Series B Holder thereof shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the share of Series B Stock so mutilated, lost, stolen or destroyed, but only upon receipt of such evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, as is reasonably satisfactory to the Corporation.

(c)	Waiver. Any waiver by the Corporation or the Series B Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or the Series B Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver must be in writing and signed by the Person granting such waiver.

(d)	Severability. If any provision of this Certificate of Designation is determined to be invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect and fully enforceable in accordance with its terms. If any provision of this Certificate of Designation is determined to be inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

(e)	Interpretation. If the Corporation or any Series B Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

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Exhibit A

Conversion Notice

The undersigned holder (the “Holder”) of shares of Series B Preferred Stock, par value $1.00 per share (the “Series B Stock”), of Algorhythm Holdings, Inc., a Delaware corporation (the “Corporation”), hereby irrevocably elects to convert the number of shares of Series B Stock indicated below into shares of common stock, par value $0.01 per share (the “Common Stock”), of the Corporation, according to the terms and conditions of the Certificate of Designation of Preferences and Rights of Series B Preferred Stock of the Corporation, as the same may be amended from time to time (the “Certificate of Designation”), as of the date written below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Certificate of Designation.

The Holder is relying on the Corporation’s representation and warranty, as set forth in the Certificate of Designation and otherwise made to the Holder, that, as of the date hereof, Stockholder Approval (as defined in the Certificate of Designation) has been obtained, and that this conversion is not being effected in violation of Section 8(b) of the Certificate of Designation. The Corporation shall be solely responsible for any breach of the foregoing representation and warranty, and the Holder shall have no liability therefor.

Date of Conversion:	________________________________________

Number of Shares of Series B Stock to be Converted:	________________________________________

Stated Value per Share:	________________________________________

Applicable Conversion Price:	________________________________________

Number of Shares of Common Stock to be Issued

(Number of shares of Series B Stock to be converted, multiplied by the Stated Value, divided by the Conversion Price):

________________________________________

Shares of Series B Stock Remaining After Conversion (if any):	________________________________________

Please issue the shares of Common Stock into which the shares of Series B Stock are being converted according to the following instructions:

Name of Holder:	________________________________________

Address:	________________________________________

Tax ID / SSN:	________________________________________

DTC Participant Number (if applicable):	________________________________________

Account Number (if applicable):	________________________________________

The Corporation shall, as promptly as practicable and in any event within three (3) Trading Days following receipt of this Notice of Conversion (and, if applicable, receipt of the certificate(s) representing the shares of Series B Stock being converted), issue and deliver to the Holder the number of shares of Common Stock issuable upon such conversion in accordance with Section 8(d) of the Certificate of Designation.

HOLDER:

By:

Name:

Title:

Date:

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